                                                                Exhibit 99.2


CONTACTS:
FOR DOUBLETREE:                 FOR RED LION HOTELS:            FOR KKR:
  Bill Perocchi                   Randall Oliver                  Ruth Pachman, Dawn Dover
  Executive Vice President        Dir. Investor Relations         Josh Pekarsky
  and Chief Financial Officer     360-750-4347                    Kekst and Company
  602-220-6810                    Brian Bell                      212-593-2655
                                  Bowler & Associates
                                  503-248-9468

                                                        FOR IMMEDIATE RELEASE

               DOUBLETREE CORPORATION TO ACQUIRE RED LION HOTELS
                 IN A MERGER TRANSACTION VALUED AT $1.2 BILLION

  -- TRANSACTION WILL CREATE ONE OF THE NATION'S LARGEST FULL SERVICE HOTEL OPERATING COMPANIES WITH MORE THAN 230 LOCATIONS IN UNITED STATES AND MEXICO --

- -- ACQUIRED HOTELS WILL ENHANCE DOUBLETREE'S POSITION AS A LEADING FULL SERVICE
                            NATIONAL LODGING BRAND --

PHOENIX, ARIZONA AND VANCOUVER, WASHINGTON, SEPTEMBER 12, 1996 -- Doubletree Corporation (NASDAQ: TREE) and Red Lion Hotels, Inc. (NYSE:RL) today announced that they have signed a definitive agreement under which Doubletree will acquire Red Lion in a cash-and-stock merger valued at approximately $1.2 billion including the assumption of approximately $200 million of debt. The transaction will create one of the largest hotel management companies in the United States with more than 230 locations in 39 states, the District of Columbia and Mexico and a total of more than 56,000 rooms. On a pro forma basis, total revenues of the combined company for 1995 were approximately $600 million and revenues under management were approximately $1.4 billion. The business combination will be accounted for as a purchase.

Under the terms of the proposed transaction, Red Lion shareholders will receive consideration of $30.11 per share, consisting of $21.30 in cash and approximately $8.81 of Doubletree Corporation common stock (representing .2398 shares of Doubletree stock) for each Red Lion common share they hold, subject to adjustment. A limited partnership comprising the pension funds of Washington and Oregon, Red Lion co-founder Tod McClaskey, and Kohlberg Kravis Roberts & Co. currently owns approximately 67 percent of Red Lion's common shares outstanding and has committed to support the transaction. General Electric Investments and Doubletree Co-chairmen Richard J. Ferris and Peter V. Ueberroth, collective owners of approximately 39% of Doubletree common stock, have also committed to support the transaction.

Following the transaction, it is expected that most of Red Lion's locations will operate under the Doubletree brand name, enhancing Doubletree's position as a leading full service national lodging brand. The companies' reservation systems will be integrated to provide guests with a single resource for all of their full-service lodging requirements on a nationwide basis.

"Several months ago, we approached Red Lion management about a possible combination because we knew that Red Lion's high-quality properties throughout the western United States would enhance our existing lodging portfolio, and help bring us the critical mass we need to become the preferred national full service lodging brand," said Richard M. Kelleher, President and Chief Executive Officer of Doubletree Hotels Corporation. "We are delighted to have reached agreement on the terms of a transaction that is expected to be accretive to Doubletree's earnings in 1997.

"The merger brings to us a highly talented hotel team that will enhance our position as a leading full service hotel management company, driven to provide superior service to our guests and enhanced value to our hotel owners," continued Mr. Kelleher. "We expect to create an organization that incorporates the best of both of our companies by combining certain headquarters and support operations, and realizing certain scale economies.

"We believe that bringing Doubletree and Red Lion together will create a more dynamic combined enterprise, help increase the visibility of the Doubletree brand, and enhance our competitive position in the upscale, full-service segment of the North American lodging industry," continued Mr. Kelleher.

David J. Johnson, Chairman and Chief Executive Officer of Red Lion Hotels, Inc., said: "More than 11,000 Red Lion employees provide our guests with outstanding customer service, directed by our management team who has built a premier brand and an extremely valuable company. I am very proud of everyone's contribution to this effort.

"The merger of Red Lion and Doubletree is attractive and, by giving Doubletree stock as part of the consideration, will provide shareholders an opportunity to participate in the future growth potential of the combined company," said Mr. Johnson. "The transaction will also enable the public pension funds of Washington and Oregon, Tod McClaskey, and KKR to realize the significant value they have helped us create through their support and ownership over the past 11 years."

"Dave Johnson and his management team have done an extraordinary job at Red Lion, creating a strong company and significant value for all Red Lion shareholders," said Michael Michelson, General Partner of KKR. "We have enjoyed working with the executives and employees at Red Lion and we thank them for all their efforts."

Doubletree has received written commitments for the financing of the entire cash component of the transaction. Doubletree said that the transaction will be financed by the issuance of $100 million of Doubletree common stock to General Electric

Investments, the issuance of approximately $280 million of Doubletree common stock to Red Lion shareholders, the issuance of approximately $600 million of institutional debt, and the issuance of Doubletree common stock in an additional equity offering. Following these financing transactions, Doubletree's debt as a percentage of its total capital will be less than 50 percent.

Doubletree said that the limited partnership comprising KKR, Mr. McClaskey, and the pension funds of Washington and Oregon will have an approximate 13 percent interest in the combined company as a result of the partnership's tendering of its Red Lion shares into the transaction, and that under the terms of the transaction the partnership will have two seats on Doubletree's expanded ten-member Board. The companies noted that the units of Red Lion Inns Master Limited Partnership (AMEX: RED), which owns 10 hotels managed by Red Lion Hotels, are not a part of the Doubletree/Red Lion transaction. The combined enterprise will, however, continue to manage these properties.

Completion of the transaction is subject to approval by the shareholders of both companies, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions, and is expected to occur before year-end.

Morgan Stanley & Co. Incorporated is Doubletree's financial advisor for the transaction. Smith Barney Inc. is Red Lion's financial advisor with regard to the transaction.

Headquartered in Phoenix, Arizona, Doubletree Corporation is a leading hotel management company and the exclusive franchisor of Doubletree Hotels(R), Doubletree Guest Suites(R) and Club Hotels by Doubletree(R) hotel brands. On June 30, 1996, Doubletree had a portfolio of 179 properties totalling 41,232 rooms under lease, management contract or franchise agreement in 37 states, the District of Columbia and Mexico.

Red Lion Hotels, Inc., based in Vancouver, Washington, is a leading full-service hospitality company operating 55 hotels containing approximately 14,500 rooms in the western United States as of June 30, 1996.

                                      ###


                                       5